Exhibit 10.7

DATA HOSTING SERVICES AGREEMENT

This Data Hosting Services agreement (the “Agreement”), effective as of May 1, 2013 (the “Effective Date”), is by and between Expedia, Inc., a Washington corporation with its principal place of business at 333 108th Avenue N.E., Bellevue, Washington, 98004 USA (“Service Provider”), and trivago GmbH, a German limited liability company, with its registered place of business at Bennigsen Platz 1, 40474 Dusseldorf, Germany (the “Company”). Service Provider and the Company are each a “Party” and collectively, the “Parties”.

RECITALS

A.	The Company carries out the trivago Business and operates the trivago Websites;

B.	From time to time it is necessary for the Company to acquire the Data Hosting Services from Service Provider;

C.	The parties intend that the Company will (i) remain the data controller for all data relating to, or uploaded by users on the trivago Websites and (ii) have the right to access the data and applications hosted in the Data Center, as defined herein, remotely.

D.	The parties intend that Service Provider will (i) operate and provide capacity to the Company at one or more Data Centers sufficient to provide website hosting and data hosting capacity as requested by the Company from time to time; (ii) act only as a data processing service provider on behalf of, and subject to directions from the Company with respect to such data; and (iii) retain control over all premises, hardware and personnel at the Data Center, provided that Service Provider will not access or process any data controlled by the Company, except as a data processing service provider under the Company’s control with respect to such data.

E.	This Agreement sets forth the terms and conditions under which Service Provider agrees to provide the Data Hosting Services to the Company;

F.	The Parties intend that Service Provider shall receive an arm’s length fee (within the meaning of the relevant Transfer Pricing Rules) for providing the Data Hosting Services to the Company;

G.	The capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article 1 of this Agreement.

AGREEMENT

In consideration of the mutual promises, covenants, conditions and terms set forth herein, the Parties agree as follows:

1	DEFINITIONS.

“Code” means the means the Internal Revenue Code of 1986, as amended.

“Company Agent” means the agents, subcontractors and representatives of the Company.

“Confidential Information” means information that is not generally known to the public, is subject to a protective order, or that constitutes a trade secret under applicable law, including, without limitation, technical information, know-how, technology, software applications and code, prototypes, ideas, inventions, methods, improvements, data, files, information relating to supplier and customer identities and lists, accounting records, business and marketing plans, and information that would reasonably be considered confidential by virtue of its relation to the work contemplated by this Agreement. Confidential Information also includes all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Control” means with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

“Data Center” means the location(s), including any location(s) of subcontractors of Service Provider, at which Service Provider provides the Services as defined in Article 3 herein, including all hardware at that location(s) and software applications installed on such hardware.

“Data Hosting Services” shall mean and include website and data hosting services as specified in Section 3.1.

“Data Hosting Services Expenses” is defined in Section 4.1.

“Effective Date” means April 1, 2013.

“Losses” means any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and out-of-pocket expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment).

“Service Fee” is defined in Section 4.1.

“Service Provider Agent” means the agents, subcontractors and representatives of Service Provider.

“Service Provider Law” is defined in Section 11.1

“Term” is defined in Section 2.1.

“Transfer Pricing Rules” means the U.S. transfer pricing regulations under section 482 of the Code, non-U.S. transfer pricing rules as generally set forth in the Organization for Economic Cooperation and Development’s Transfer Pricing Guidelines for Multinational

Enterprises and Tax Administrations and any equivalent local tax laws, regulations and guidelines applicable in effect during the Term of this Agreement.

“trivago Business” shall mean all trivago products and services generally made available by the Company to its customers anywhere in the world via the trivago Websites.

“trivago Websites” shall mean all of the Company’s websites including, but not limited to, trivago.de, trivago.ca, trivago.com.au, trivago.com.br, trivago.be, trivago.com and trivago.co.uk.

2	TERM AND TERMINATION.

2.1	Term. The Term of this Agreement will begin on the Effective Date and will terminate on December 31, 2013. This Agreement will be automatically renewed for consecutive one-year Terms at close of business, December 31 of each calendar year and shall continue indefinitely unless the Parties agree to the contrary or this Agreement is otherwise terminated in accordance with this Article 2.

2.2	Termination for Convenience. Either Party may terminate this Agreement at any time upon thirty (30) days written notice.

2.3	Termination for Cause. In the event that the Company shall fail to pay in full any amounts payable hereunder within sixty (60) days of the date such payments become due and payable pursuant to Section 4.2, and such failure shall remain uncured for ten (10) days after receipt of notice thereof from Service Provider, Service Provider shall have the right to terminate this Agreement and all rights granted hereunder, effective immediately upon delivery of notice of termination to the Company. Upon termination of this Agreement, Service Provider shall promptly return to the Company (or, at the Company’s option, destroy and certify in writing to the Company that it has destroyed) the original and all copies of any deliverables and documentation, including archival copies, compilations, translations, partial copies, updates and modifications, if any, and shall delete all copies of the programs from its computer libraries or storage facilities.

3	SERVICES.

3.1	Data Hosting Services. During the Term, Service Provider shall provide such Data Hosting Services to the Company, as agreed by the Parties from time to time. Data Hosting Services shall include, but are not limited to, the following: (i) operating and providing capacity to the Company at one or more Data Centers sufficient to provide website hosting and data hosting capacity as requested by the Company; (ii) maintaining the operations at the Data Center at all times, including having the financial responsibility for all such operations; (iii) other related services as agreed by the Parties from time to time. The Company retains the right to perform itself, or retain third parties to perform, any of the Data Hosting Services.

3.2	Use of Data. The Company is, and shall remain, the data controller for all data relating to, or uploaded by users on the trivago Websites. Service Provider (i) shall act only as a data processing service provider on behalf of, and subject to directions from, the Company with respect to such data and (ii) shall not access or process any data controlled by the Company, except as a data processing service provider under the Company’s control with respect to such data.

3.3	Use of Equipment. Service Provider shall own or lease all equipment used in the Data Center to provide the Data Hosting Services and will select the hardware to be used in the Data Center. Service Provider or its subcontractor shall retain control over all premises, hardware and personnel at the Data Center (except as otherwise agreed between the parties) and maintain the Data Center in a secure facility. No persons other than the personnel of Service Provider or its subcontractor shall have access to the Data Center without prior authorization from Service Provider or its subcontractor.

3.4	Access and Maintenance. The Company will have remote access to the applications and data hosted in the Data Center at all times. At the request of the Company, Service Provider will provide assistance for installation, uninstallation, maintenance, backup, replication or other activity relating to the applications and data hosted in the Data Center.

3.5	Relationship of the Parties. The Parties are and shall at all times remain independent contractors, and not partners, agents or joint venturers. Neither Party may (a) bind or control the other pursuant to this Agreement; (b) act as an agent or represent that it is authorized to act as an agent for the other; nor (c) create or assume any obligation on behalf or in the name of the other. All obligations entered into by Service Provider shall be its sole responsibility except to the extent specifically provided otherwise herein.

3.6	Non-Exclusivity of Services. Service Provider retains the right to perform itself, or retain third parties to perform, any of the Data Hosting Services. To the extent Service Provider performs any of the Data Hosting Services itself, or retains third parties to do so, Service Provider will cooperate with the Company or such third parties at no additional charge.

4	SERVICE FEE.

4.1	Service Fee. As consideration for the Data Hosting Services performed by Service Provider, the Company shall pay Service Provider an amount (the “Service Fee”) equal to one hundred and ten percent (110%) of Service Provider’s Data Hosting Services Expenses. Data Hosting Services Expenses include equipment maintenance and depreciation expenses associated with the equipment utilized in the provision of the Services.

4.2	Payment Due. Service Provider will provide the Company with the amount due for the Service Fee and Reimbursements annually within forty five (45) days of the end of each calendar year-end. The Company agrees to pay the total amount shown as due within sixty (60) days.

4.3	Currency. All computations and payments made pursuant to Sections 4.1 and 4.2 shall be in U.S. Dollars. A netting of any amount(s) payable under this Agreement against existing accounts payable and accounts receivable shall be an acceptable manner of payment, effective as of the date of the netting on the books of the Parties.

4.4	Arm’s Length Pricing. The Parties intend that Service Provider shall receive an arm’s length fee within the meaning of the Transfer Pricing Rules as consideration for providing the Services to the Company. If (a) the Parties; or (b) one or more relevant taxing authorities pursuant to an income tax audit or otherwise, determine that the Service Fee is not consistent with the Transfer Pricing Rules, including for example a material change in the arm’s length value over time of the relevant property and/or services, then the Parties (i) will adjust the Service Fee to be consistent with the Transfer Pricing Rules; and (ii) shall make such additional payments or refunds as appropriate to implement such adjustments.

5	COMPANY RESPONSIBILITIES.

During the Term, the Company will make available to Service Provider all relevant information in the Company’s possession, solely for use by Service Provider, to perform the Data Hosting Services on behalf of the Company. The Company shall also provide Service Provider such access to the Company’s personnel during normal business hours, as reasonably necessary to facilitate Service Provider’s provision of Data Hosting Services.

6	TAXES.

6.1	Company Tax Responsibility. The Company is liable for any sales tax, use tax, service tax, value added tax, transfer tax, excise tax, tariff, duty or any other similar tax imposed by any governmental authority arising from the performance or furnishing by Service Provider of services or Service Provider’s fees to the Company under this Agreement. Such taxes will be invoiced by Service Provider to the Company for all taxing jurisdictions where Service Provider is permitted or required by law to collect such taxes unless the Company provides a valid resale certificate or other documentation required under applicable law to evidence tax exemption. Taxes must be invoiced on the same invoice as the services that are subject to the tax, and will not bear a markup. Service Providers invoices will separately state any fees that are subject to taxation and separately identify the tax jurisdiction and the amount of taxes invoiced therein. Service Provider will assume any and all responsibility (including the payment of interest and penalty assessments levied by an applicable governmental authority) for failure to invoice, collect or remit a tax.

6.2	Service Provider Tax Responsibility. Service Provider is responsible for any sales tax, use tax, service tax, value added tax, transfer tax, excise tax, tariff, duty or any other similar tax imposed on Service Provider with respect to any equipment, materials, goods or services acquired, used or consumed by Service Provider in providing the Services to the Company under this Agreement.

6.2	Withholding Taxes. In the event that amounts payable by the Company to Service Provider pursuant to this Agreement are taxable by any government in the territory or territories defined herein and taxes are required to be withheld and paid from such amounts by the Company, the Company shall withhold and pay such taxes on behalf of itself or Service Provider and transmit to Service Provider the appropriate tax receipts evidencing the payment of such taxes.

7	CONFIDENTIALITY.

7.1	Service Provider hereby acknowledges that all Confidential Information disclosed or revealed to Service Provider hereunder is disclosed solely to permit Service Provider to perform its obligations under this Agreement. Service Provider shall not use any Confidential Information for any other purpose, and shall not disclose or reveal any Confidential Information to any third-party without the prior written authorization of the Company, which the Company may withhold in its sole discretion; provided, however, that the prior written authorization of the Company shall not be required for Service Provider to disclose Confidential Information to those of Service Provider’s employees, agents, advisors, directors, and subcontractors that (a) require access to Confidential Information in order to permit Service Provider to perform its obligations hereunder; and (b) have executed a nondisclosure agreement, in a form reasonably satisfactory to the Company, which effectively prohibits the unauthorized use or disclosure of Confidential Information.

7.2	Service Provider shall implement all reasonable security measures, and shall take all reasonable actions, including, but not limited to, the initiation and prosecution of legal or administrative actions, to prevent the unauthorized use, appropriation, or disclosure of any Confidential Information by any of Service Provider’s employees or subcontractors.

7.3	Service Provider’s obligations under Section 7.1 and Section 7.2 hereof shall not apply to the extent, but only to the extent, that any of the Confidential Information:

(a)	passes into the public domain through no fault of Service Provider;

(b)	is disclosed to Service Provider by a third party that is under no duty of nondisclosure to the Company;

(c)	was known to Service Provider prior to disclosure by the Company, or is independently developed by Service Provider without reference to any Confidential Information; or

(d)	is required to be disclosed under any applicable law, regulation, or governmental order of any country; provided that Service Provider shall furnish written notice to the Company of such disclosure requirement prior to disclosing any Confidential Information, so that the Company can take appropriate action to protect the confidentiality, and prevent the unauthorized use or appropriation of such Confidential Information.

7.4	Service Provider’s obligations under this Section 7 shall survive the termination of this Agreement for any reason whatsoever.

8.	REPRESENTATIONS AND WARRANTIES.

8.1	By Company. The Company represents and warrants that except as otherwise provided in this Agreement, the Company will obtain, maintain and comply with all applicable permits and licenses required of the Company in connection with its obligations under this Agreement.

8.2	By Service Provider. Service Provider represents and warrants that as of the Effective Date and during the Term:

(a)	Service Provider will obtain, maintain and comply with all applicable permits and licenses required of Service Provider in connection with its obligations under this Agreement; and

(b)	Service Provider shall (1) assign an adequate number of employees to perform the Data Hosting Services, (2) ensure that the employees will be properly educated, trained and fully qualified to perform the Data Hosting Services, and (3) ensure that the employees perform the Data Hosting Services in a professional and workmanlike manner.

8.3	DISCLAIMER. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER SERVICE PROVIDER NOR THE COMPANY MAKES ANY REPRESENTATIONS OR WARRANTIES AND EACH EXPLICITLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, WRITTEN, ORAL OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES OTHERWISE ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

9.	INDEMNITIES.

9.1	Indemnities by Company. The Company will defend and indemnify Service Provider and its directors, officers, shareholders, employees, third-party agents and representatives against any Losses resulting from, arising out of or relating to, any third-party claim:

(a)	Relating to a breach by the Company of Article 7 (Confidentiality);

(b)	Relating to any amounts assessed against Service Provider that are the obligation of the Company pursuant to Article 6 (Taxes);

(c)	Relating to a breach of any of the representations and warranties in Section 8.1; or

(d)	Relating to death, personal injury or property loss or damage resulting from the Company’s or the Company Agents’ acts or omissions.

The Company will indemnify Service Provider against any Losses incurred in connection with the enforcement of this Article.

9.2	Indemnities by Service Provider. Service Provider will defend and indemnify the Company, and their respective officers, directors, shareholders, employees, third-party agents and representatives, against any Losses resulting from, arising out of or relating to, any third-party claim:

(a)	that the Data Hosting Services, any work product, or any other resources or items provided to the Company by Service Provider infringe or misappropriate the intellectual property, proprietary or other rights of any third party (except as may have been caused by an unauthorized modification by the Company);

(b)	relating to any duties or obligations of Service Provider owed to a third party;

(c)	relating to the inaccuracy, untruthfulness or breach of any representation or warranty made by Service Provider under this Agreement;

(d)	relating to Service Provider’s breach of Article 7 (Confidentiality);

(e)	relating to any amounts assessed against the Company that are the obligation of Service Provider pursuant to Article 6 (Taxes);

(f)	relating to death, personal injury or property loss or damage resulting from Service Provider’s or Service Provider’s Agents’ acts or omissions; or

(g)	by Service Provider employees, including, but not limited to, (i) claims arising under a Service Provider Law; and (ii) claims asserting that the Company is liable as the claimant’s employer or joint employer.

Service Provider will indemnify the Company against any Losses incurred in connection with the enforcement of this Article.

9.3

Indemnification Procedures. If any third-party claim is commenced against a Party entitled to indemnification under Section 9.1 or Section 9.2 (the “Indemnified Party”), notice thereof will be given to the Party that is obligated to provide indemnification (the “Indemnifying Party”) as promptly as practicable. If, after such notice, the Indemnifying Party acknowledges that this Agreement applies with respect to such claim, then the Indemnifying Party will be entitled, if it so elects, by notice promptly delivered to the Indemnified Party, but in no event less than ten (10) days before the date on which a response to such claim is due, to immediately take control of the defense and settlement of such claim and to engage attorneys with appropriate expertise to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The Indemnified Party will cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation and defense of such claim and any appeal arising therefrom; provided that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party will be entered into without the consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume full control of the defense of a claim required to be defended under this Article 9 (Indemnities), the Indemnified Party may defend the claim in such manner as it may deem appropriate at the cost of the Indemnifying Party.

10.	DAMAGES.

10.1	Damages. Each of the Parties is liable to the other for any direct damages arising out of or relating to its performance or failure to perform under this Agreement. Except for a Party’s indemnification obligations under Article 9 (Indemnities) or breaches of Articles 7 (Confidentiality), in no event will either Party be liable to the other for damages due to a breach of this Agreement in excess of the amount of the Service Fees paid by the Company to Service Provider over the last twelve (12) months.

10.2	Consequential Damages. NEITHER SERVICE PROVIDER NOR THE COMPANY WILL BE LIABLE FOR, NOR WILL THE MEASURE OF DAMAGES INCLUDE, ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO ITS PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT.

10.3

Exceptions. THE EXCLUSION OF LIABILITY SET FORTH IN SECTION 10.2 DOES NOT APPLY TO (A) THE FAILURE OF THE COMPANY TO PAY THE SERVICE FEE OR OTHER DIRECT COSTS DUE UNDER THIS AGREEMENT, (B) INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 9 (INDEMNITIES), (C) BREACHES OF ARTICLE 7 (CONFIDENTIALITY), (D) LIABILITY RESULTING FROM THE GROSS NEGLIGENCE, FRAUD OR WILLFUL OR CRIMINAL MISCONDUCT OF A PARTY, OR (E) THE

BREACH OF INTELLECTUAL PROPERTY RIGHTS OF EITHER PARTY.

11.	COMPLIANCE WITH LAWS.

11.1	Compliance. Each Party will perform its obligations under this Agreement in a manner that complies with all laws applicable to that Party’s business. Without limiting the foregoing, Service Provider will identify and comply with all laws applicable to: (a) including laws requiring the procurement of inspections, certificates and approvals needed to perform the Service, and (b) laws regarding healthcare, workplace safety, immigration, labor standards, wage and hour laws, insurance, data protection and privacy (collectively, “Service Provider Laws”).

11.2	Changes In Law. Service Provider and the Company will work together to identify the effect of changes in laws on the provision and receipt of the Data Hosting Services and will promptly discuss the changes to the Data Hosting Services, and/or the other terms and provisions of this Agreement, if any, required to comply with all laws.

(a)	Except to the extent inconsistent with the relevant Transfer Pricing Rules, if a change to the Data Hosting Services is required for Service Provider to comply with a change in Service Provider Laws, the change will be implemented at Service Provider’s expense and will not impact the Service Fee paid by the Company under this Agreement, or otherwise result in a negative impact to the Company’s business or operations.

(b)	If a change to the Data Hosting Services is required for Service Provider to comply with a change in any laws other than Service Provider Laws, and Service Provider can reasonably demonstrate that the change will materially increase Service Provider’s costs, the Company will by notice to Service Provider either:

(1)	direct Service Provider to implement the required change to the Data Hosting Services, in which case the Company will pay any additional Service Fee that the Parties mutually determine to be payable following consultation about the change, or

(2)	terminate this Agreement or the portion of the Data Hosting Services affected by the change in law.

11.3	Fines and Penalties. If a governmental authority notifies either Party that the Party is not in compliance with any applicable laws, the Party will promptly notify the other Party of the same in writing. Service Provider is responsible for any fines and penalties incurred by the Company arising from Service Provider’s noncompliance with Service Provider Laws. The Company is responsible for any fines and penalties incurred by Service Provider arising from the Company’s noncompliance with laws other than Service Provider Laws that directly impact the Company’s business.

12.	MISCELLANEOUS PROVISIONS.

12.1	Assignment. Neither Party will, without the consent of the other Party, assign this Agreement or otherwise transfer its rights or obligations under this Agreement. The consent of a Party to any assignment of this Agreement does not constitute such Party’s consent to further assignment. This Agreement is binding on the Parties and their successors and permitted assigns. Any assignment in contravention of this subsection is void.

12.2	Notices. Any notice, demand, payment or other communication required, permitted or desired to be given pursuant to any of the terms or provisions of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes (i) upon delivery, if delivered in person; (ii) when receipt is acknowledged, if sent by facsimile transmission; (iii) one (1) business day after having been deposited for overnight delivery with an internationally-recognized overnight courier service. Such communications shall be delivered or sent to the following addresses or facsimile numbers (or such addresses or facsimile numbers as may be specified in writing to the other Parties hereto):

If to Service Provider:

Attention: Legal Counsel

Expedia, Inc.

333 108th Avenue NE

Bellevue, Washington 98004 USA

If to the Company:

Attention: Legal Counsel

trivago GmbH

Bennigsen Platz 1

40474 Dusseldorf

Germany

12.3	Counterparts. This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which taken together constitute one single agreement between the Parties.

12.4	Relationship. The Parties intend to create an independent contractor relationship and nothing contained in this Agreement will be construed to make either the Company or Service Provider partners, joint venturers, principals, agents or employees of the other. Further, nothing in this Agreement will act to alter in any manner any ownership relationship between Service Provider and the Company. Service Provider is solely liable for all costs and obligations incurred by Service Provider payable to third parties in connection with services rendered by Service Provider hereunder.

12.5	Consents, Approvals and Requests. Except consents, approvals or requests that this Agreement expressly provides are in a Party’s sole discretion, (a) all consents and approvals to be given by either Party under this Agreement will be in writing and will not be unreasonably withheld or delayed and (b) each Party will make only reasonable requests under this Agreement.

12.6	Waivers. No delay or omission by either Party to exercise any right or power it has under this Agreement will impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant will not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be signed by the Party waiving its rights.

12.7	Remedies Cumulative. No right or remedy herein conferred on or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy is cumulative and in addition to any other right or remedy under this Agreement, or under applicable law, whether now or hereafter existing.

12.8	Amendments. No amendment to, or change, waiver or discharge of, any provision of this Agreement is valid unless executed by the duly authorized representatives of both Parties. Neither the course of dealings between the Parties nor any trade practices will act to modify, vary, supplement, explain or amend this Agreement.

13.	CONSTRUCTION.

13.1	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to Law, then the remaining provisions of this Agreement, if capable of substantial performance, will remain in full force and effect.

13.2	Sole and Exclusive Venue. Each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement must be brought solely and exclusively in the state and federal courts of the State of Washington and each Party irrevocably accepts and submits to the sole and exclusive jurisdiction of such court in personam, generally and unconditionally with respect to any action, suit or proceeding brought by it or against it by the other Party. Each Party hereto further irrevocably consents to the service of process from such court by registered or certified mail, postage prepaid, to such Party at its address designated pursuant to Section 12.2 of this Agreement.

13.3	Governing Law. This Agreement and the rights and obligations of the Parties under this Agreement are governed by and will be construed in accordance with the Laws of the State of Washington, USA, without giving effect to the principles thereof relating to the conflicts of Laws.

13.4

Continued Performance. Service Provider will continue performing its obligations while a dispute is being resolved except to the extent the issue in dispute precludes performance (disputes regarding the Service Fee will not be deemed to preclude performance). If there is a breach of this obligation, the Company will be entitled to seek and obtain injunctive relief, without posting bond or proving damages. The limitations and exclusions in Article 10 (Damages) will not apply to damages suffered as a result of Service Provider’s breach of this provision.

13.5	Entire Agreement. This document sets forth the complete and final expression of the Parties’ agreement about their subject matter, and there are no other representations, understandings or agreements between the Parties about such subject matter.

13.6	Survival. The terms of Articles 7 (Confidentiality), 9 (Indemnities), 10 (Damages), 12 (Miscellaneous Provisions) and 13 (Construction) will survive the expiration or termination of this Agreement.

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Signature Page to Follow

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Each of Service Provider and the Company has caused this Agreement to be signed and delivered by its duly authorized representative to be effective as of the Effective Date.

Expedia, Inc.

By:	/s/ Fran Erskine
Name:	Fran Erskine
Title:	VP of Tax

trivago GmbH

By:	/s/ Peter Vinnemeier
Name:	Peter Vinnemeier
Title:	Managing Director